SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-A

              For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or (g) of the
                       Securities Exchange Act of 1934

                        MILLENNIUM ELECTRONICS, INC.
                        ----------------------------
           (Exact name of registrant as specified in its charter)

Nevada                                    33-0750730
------------------------                  -----------------
(State of incorporation)                  (I.R.S. Employer
                                          Identification No.)

31642 South Coast Highway
Laguna Beach, California                  92699
---------------------------------         ----------
(Address of principal                     (Zip Code)
executive offices)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.  [  ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class           Name of each exchange on which
to be so registered           each class is to be registered

   Not applicable                      Not applicable
   --------------                      --------------


Securities to be registered pursuant to Section 12(g) of the Act:

                        $.001 Par Value Common Stock
                        ----------------------------
                              (Title of class)


                           Exhibit Index at Page 3

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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      The capital stock to be registered is the $.001 Par Value Common Stock ("Common Stock") of Millennium Electronics, Inc., a Nevada corporation (the "Registrant"), the successor by merger to Beacon Capital Investment, Inc., a Delaware corporation ("Beacon"). Although not the subject of this Registration Statement, there is also authorized $.001 Par Value Preferred Stock of the Registrant ("Preferred Stock"), no shares of which are currently issued or outstanding. Subject to the rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Registrant does not anticipate paying any cash dividends in the foreseeable future. Common Stock has no conversion or preemptive rights or other subscription rights. There are no sinking fund or redemption provisions applicable to Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to voted upon by the stockholders. Subject to the rights of holders of Preferred Stock, if any, in the event of liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

      The Board of Directors of the Registrant may designate and issue Preferred Stock in such series and with such preferences, privileges and powers as the Board of Directors may determine.

      There are 7,243,051 shares of Common Stock outstanding. 6,703,868 of the shares are "restricted securities" which may be transferred pursuant to Rule 145 under the Securities Act of 1933, as amended. The Registrant's transfer agent has been instructed not to transfer on the Registrant's stock ledger 1,500,000 of such shares until on or after October 1, 1997. An additional 75,000 shares of Common Stock are "restricted securities" which are not subject to Rule 145.






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Item 2.           EXHIBITS

Exhibit No.       Description
-----------       -----------

A Articles of Incorporation of the Registrant - incorporated by reference to Exhibit B to Report on Form 8-K filed with the SEC April 14, 1997 (SEC File No. 33-45838-C).

B Bylaws of the Registrant - incorporated by reference to Exhibit C to Report on Form 8-K filed with the SEC April 14, 1997 (SEC File
                  No. 33-45838-C).










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



SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated:  May 2, 1997         MILLENNIUM ELECTRONICS, INC.



                              By:   /s/ Troy D. Barnes
                                    ------------------------
                                    Troy D. Barnes
                                    President






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